Exhibit g(vi)
To: State Street Bank and Trust Company

From:
Fund Entity Name: CIGNA Funds Group, International Blend/Bank of Ireland Fund

Fund Entity Address: 3 Newton Executive Park, Suite 200, Newton, MA 02462

Date: January 30, 2004

Re: FAIR VALUE PRICING AUTHORIZATION

Reference is made to the Custodian Agreement dated October 15, 1987, as amended, between CIGNA Funds Group (the "Fund") and State Street Bank and Trust Company ("State Street"). Capitalized terms used in this Fair Value Pricing Authorization or in any attachment or supplement shall have the meanings provided in the Custodian Agreement unless otherwise specified. Pursuant to the Custodian Agreement, the Fund hereby directs State Street to calculate the net asset value ("NAV") of the Fund or, if applicable, its Portfolios, in accordance with the terms of the Fund's or Portfolio's currently effective Prospectus or other governing documents. State Street will perform the NAV calculation subject to the terms and conditions of the Custodian Agreement, Price Source Authorization, and this Authorization.

The Fund's Board of Directors Trustees has approved the vendor and fair value procedures as detailed on the Fair Value Pricing Authorization Form on page 2.

The Fund hereby authorizes State Street to use the Fair Value pricing source specified on the attached Fair Value Authorization Form to obtain adjustment factors to be applied to the closing prices of the securities of the Fund or the Fund's portfolio(s) to calculate a fair-value-adjusted market value to be used in the calculation of the net asset value of the Fund or its Portfolios. The Fund understands that State Street does not assume responsibility for the accuracy of the adjustment factors or other fair value pricing information provided by the specified fair value vendor and that State Street shall have no liability for any incorrect data provided by said vendor specified by the Fund, except as may arise from State Street's lack of reasonable care in applying any adjustment factors to the closing prices of the Fund's or Portfolio's securities and/or (if applicable) calculating the fair value adjusted net asset value of the Fund or Portfolio in accordance with the data furnished to State Street.

The Fund agrees to indemnify and hold State Street harmless from any claim, loss or damage arising as a result of using Fair Value adjustment factors or prices furnished by any specified Fair Value pricing source.

The Fund agrees to notify State Street promptly in writing if the fair value pricing procedures authorized by the Fund's Board have been changed.

Kindly acknowledge your acceptance of the terms of this letter in the space provided below.

CIGNA Funds Group, International Blend Bank of Ireland Fund

By: /s/ Alfred A. Bingham III          The foregoing terms are hereby accepted.
    -------------------------
    Alfred A. Bingham III


Title: Vice President and Treasurer    STATE STREET BANK AND TRUST COMPANY


                                       By: /s/ James M. Curran
                                           -------------------
                                              Vice President

                                                                   Exhibit g(vi)

                                           FAIR VALUE PRICING AUTHORIZATION FORM

[LOGO OF STATE STREET BANK]  STATE STREET
                             FOR EVERYTHING YOU INVEST IN

FUND ENTITY NAME: CIGNA FUNDS GROUP, INTERNATIONAL BLEND/BANK OF IRELAND FUND

EFFECTIVE DATE: February 2, 2004

VENDOR: ITG, Inc.

MARKET TRIGGER(S): Russell 1000 Index

TIMING OF TRIGGER(S): Measured from the current day open to close of the NYSE

THRESHOLD TO INVOKE FAIR VALUE (+ or -) 0.50 %

Authorized By: /s/ Alfred A. Bingham III
               -------------------------

        Name:  Alfred A. Bingham III
        Title: Vice President and Treasurer, CIGNA Funds Group

Authorized By: /s/ James M. Curran
               -------------------
        Name:  James M. Curran
        Title: Vice President
               State Street Bank and Trust Company